Exhibit 99.1

PRESS RELEASE

Mellanox Technologies, Ltd.

Press/Media Contact

Ashley Paula

Waggener Edstrom

+1-415-547-7024

apaula@waggeneredstrom.com

USA Investor Contact

Gwyn Lauber

Mellanox Technologies

+1-408-916-0012

gwyn@mellanox.com

Israel Investor Contact

Nava Ladin

Gelbart Kahana Investor Relations

+972-3-6074717

nava@gk-biz.com

Mellanox Technologies Initiates Process to Delist Ordinary Shares from Tel Aviv Stock Exchange

SUNNYVALE, Calif. and YOKNEAM, ISRAEL — May 30, 2013 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX; TASE: MLNX), a leading supplier of high-performance, end-to-end interconnect solutions for data center servers and storage systems, today announced that it is voluntarily delisting the company’s ordinary shares from trading on the Tel Aviv Stock Exchange (TASE). Mellanox is delisting its shares from the TASE in order to be subject to one set of listing regulations instead of two, to allow greater management focus on the company’s business, and to reduce cost of operations. As such, Mellanox has requested that the TASE immediately initiate the process to delist the company’s shares.

Under applicable Israeli law, the delisting of Mellanox’s ordinary shares from trading on the TASE is expected to become effective three months from the date of request. During this time its ordinary shares will continue to be traded on the TASE. Mellanox will announce the exact date of the delisting in the coming months.

“While our listing on the TASE has provided a venue for certain Mellanox investors to trade, we believe it’s in the company’s best interest to concentrate our trading on NASDAQ,” said Eyal Waldman, president, CEO, and chairman of the board at Mellanox Technologies. “We wish to thank all of those investors who traded Mellanox shares on the TASE.”

Mellanox shares will continue to be listed on NASDAQ, and all of its ordinary shares now traded on the TASE are expected to transfer to NASDAQ. Mellanox will continue to file public reports in accordance with the rules and regulations of the NASDAQ and the U.S. Securities and Exchange Commission.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software and silicon that accelerate application runtime and maximize business results for a wide range of markets including high performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at www.mellanox.com.

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Mellanox, BridgeX, ConnectX, CORE-Direct, InfiniBridge, InfiniHost, InfiniScale, MLNX-OS, PhyX, SwitchX, Virtual Protocol Interconnect and Voltaire are registered trademarks of Mellanox Technologies, Ltd. Connect-IB, CoolBox, FabricIT, Mellanox Federal Systems, Mellanox Software Defined Storage, MetroX, MetroDX, Mellanox Open Ethernet, Open Ethernet, ScalableHPC, Unbreakable-Link, UFM and Unified Fabric Manager are trademarks of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.